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                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

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
                                                               SIX MONTHS
                                                                  ENDED
                                                                JUNE 30,
                                                              -------------
                                                              2000    1999
                                                              -----   -----
Income from continuing operations...........................  $ 16    $  53
Add:
  Interest expense..........................................    93       42
  Portion of rentals representative of the interest
     factor.................................................     7        5
  Preferred stock dividend requirements of majority-owned
     subsidiaries...........................................    --       13
  Income tax expense (benefit) and other taxes on income....     4       44
  Amortization of interest capitalized......................    --       --
  Undistributed (earnings) losses of affiliated companies in
     which less than a 50% voting interest is owned.........    --       --
                                                              ----    -----
       Earnings as defined..................................  $120    $ 157
                                                              ====    =====
Interest expense............................................  $ 93    $  42
Interest capitalized........................................     3       --
Portion of rentals representative of the interest factor....     7        5
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................    --       22
                                                              ----    -----
       Fixed charges as defined.............................  $103    $  69
                                                              ====    =====
Ratio of earnings to fixed charges..........................  1.17     2.28
                                                              ====    =====
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